EXHIBIT 10.24

In The Name of Allah, Most Gracious, Most Merciful

(Seal)

State of Kuwait

 Register of office of Contract & Company Certification
1	8	7	Copy	1

(Notary Public)

Contract for Establishment of a Limited Liability Company

Today on	Wednesday	27 Dhu 1-Hijja, 1424

Corresponding to:     February 18, 2004

                   Certifier

Myself:	Munaira Ali Ibrahim	Notary Public Authority

In the presence of each of the following:

First:   Fuad Ahmad Majid Ahmad al-Ghareeb/a Kuwaiti citizen carrying civil card number (256051100890)

             First Party

Second:   Fahd Abdurrehman al-Hajri/a Kuwaiti citizen carrying civil card number ()

             Second Party

Third:  Rudolf Wilhelm Gunnerman/an American citizen carrying Passport number (151581179)

             Third Party

The abovementioned parties who requested for and are found to be fully eligible for certification of the contract for establishment of a limited liability company in accordance with the following articles:

Article (1)

Name and Address of the Company: Kuwait Sulfco Company for General Trade & Contracts - General Trade & Contracts (limited liability company).

Article (2)

Article (3)

The specified period for the Company is two years beginning from the date of registration of the Company in the Trade Register, and thereafter spontaneous renewal for a similar period as long as any of the partners does not intimate the other parties in writing not to renew the registration, at least two months before the termination of the contract, or specifies any new time period with a notification to the same effect to the concerned parties.

Article (4)

In accordance with the regulations of the Trading Companies Law number 15 of 1960 and the subsequent amendments of the same, the objectives for the establishment of the company are: General Trade and Contracts with the exception of ownership of real estate and shares.

Article (5)

The capital of the Company is fixed at a sum of 30,000 KD (Thirty Thousand Kuwaiti Dinar) divided into 100 shares of 300 KD, three hundred Kuwaiti Dinar for each share, and all such shares are in cash, divided among the partners in the following manner:

Name of the Shareholder	Number of Shares	Price in Dinar
1. Fuad Ahmad Majid Ahmad al-Gharib	26	KD 7800
2. Fahd Abdurrehman al-Hajri	25	KD 7500
3. Rudolf Wilhelm Guzman	49	KD 14700

Total	100 Shares	KD 30,000

The partners are in agreement that the capital is completely payable in the name of and on the account of the company in the preliminary budget on the basis of the bank guarantee dated February 10, 2004, attached with the original contract.

Article (6)

Each share constituting the company’s capital accords its holder the right to a proportionate share in the profits of the company and in the ownership of its assets. The partners are not liable for more than the price of their own shares, and the rights and liabilities associated with the shares lie in the hands of the one who holds the ownership of the shares and thereby by the virtue of the ownership of the shares, the stipulations of this contract and decisions of the General Body of the Company should be followed. ______________________________________________________

Article (7)

Transfer of shares can be executed in accordance with the official declaration wherein this transfer should be done in such a manner that the shares of the Kuwaiti partners should not be less than 51% of the total shares. If the transfer is done to a party outside the company, the other partners have the right to withdraw their shares in the same manner as the abovementioned transfer at the same price and conditions offered to the outsider. In the latter instance, one who wants to transfer must inform all the partners through the directors of the company what he has been offered upon transfer. After the passage of a month from the date of such notice if none of the partners exercise their right of withdrawal, the transferring partner is free to act at his own discretion with his share. If the right of withdrawal is exercised by more than one partner, the shares are divided in the same manner among them in proportion with their share in the capital.

Article (8)

The net profit of the company is to be distributed as follows:

Step 1:  10% of the sum is allocated as obligatory reserved fund.
Step 2:  10% of the sum is allocated as obligatory reserved fund and this allocation can be stopped at a resolution passed by General Assembly of the Company based on the recommendation of the directors of the company.
Step 3:  A portion of the profits is allocated in accordance with the recommendation of directors of the company to meet the due liabilities to the company according to the labor laws.
Step 4:  The rest of the profit will be then distributed among the partners in proportion to the shares owned by them in the company’s capital.

Article (9)

The administrative responsibilities of the Company is entrusted to:

1.     Fuad Ahmad Majid Ahmad al-Ghareeb and Fahd Abdurrehman al-Hajri (jointly). These two directors will be representing the company in its outside affairs and they - (jointly) - hold the highest authority for interacting at company’s behalf and finalizing all the contracts and internal dealings related to the company’s objectives, most specifically appointing, suspending, and sacking the employees of the company, determining their wages, salaries, and rewards, withholding and disbursing the funds, signing, modifying, finalizing all the contracts, pacts, and deals related to the dealings of the company and realization of its objectives by means of cash or credit, and appointing whomsoever they deem appropriate to take care of all or some of the administrative affairs.

       The directors/company cannot sell the immovable assets of the company or cannot mortgage it or give guarantees or finalize debt agreement except when it is in accordance with the collective decision of the partners.